Exhibit 1.1

March 20, 2023

1251 AVENUE OF THE AMERICAS, 6TH FLOOR NEW YORK, NY 10020
P 212 466-7800 | TF 800 635-6851
Piper Sandler & Co. Since 1985. Member SIPC and NYSE.

Board of Directors

NB Financial, MHC

NB Financial Inc.

Needham Bank

1063 Great Plain Avenue

Needham, MA 02492

Attention:	Mr. Joseph P. Campanelli

President and Chief Executive Officer

Ladies and Gentlemen:

Piper Sandler & Co. (“Piper Sandler”) understands that the Boards of Directors of NB Financial, MHC, NB Financial Inc. and Needham Bank (collectively, the “Bank”) are considering the adoption of a Plan of Conversion (the “Plan”) pursuant to which NB Financial, MHC will convert from the mutual to stock form of organization (the “Conversion”) and shares of the common stock (the “Shares”) of a newly organized stock holding company (the “Holding Company”) will be offered and sold in a public offering. The Holding Company and the Bank are sometimes collectively referred to herein as the “Company.” Piper Sandler is pleased to assist the Company with the Offering and this letter is to confirm the terms and conditions of Piper Sandler’s engagement.

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible depositors of the Bank and the Company’s tax-qualified employee stock benefit plans (the “Subscription Offering”). Subject to the prior rights of subscribers in the subscription offering, the Shares may be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Bank (the “Community Offering,” and together with the Subscription Offering, the “Subscription and Community Offering”). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public by Piper Sandler on a best efforts basis (“Syndicated Offering” and together with the Subscription and Community Offering, the “Offering”).

Services

Piper Sandler will work with the Company and its management, counsel, accountants and other advisors in preparing for and completing the Offering and anticipates that its services will include the following:

1.	Consulting as to the marketing implications of any aspect of the Plan, including the percentage of the Holding Company’s common stock to be offered in the Offering;

2.	Reviewing with the Board the financial impact of the Offering on the Company, based upon the independent appraiser’s appraisal of the Holding Company’s common stock;

3.	Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Company and its counsel);

4.	Assisting in the design and implementation of a marketing strategy for the Offering;

5.	Assisting Company management in scheduling and preparing for meetings with potential investors and/or other broker-dealers in connection with the Offering; and

6.	Providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the Offering.

Piper Sandler will act as exclusive marketing agent for the Company in the Subscription and Community Offering and will serve as sole manager of any Syndicated Offering. Piper Sandler may also seek to form a syndicate of registered broker-dealers to assist in any Syndicated Offering (all such registered broker-dealers participating in the Syndicated Offering, including Piper Sandler, the “Syndicate Member Firms”). Piper Sandler will consult with the Company in selecting the Syndicate Member Firms and the extent of their participation in the Offering. Pursuant to the terms of the Plan, Piper Sandler will endeavor to distribute the Shares among dealers in a fashion that best meets the distribution objectives of the Company and the requirements of the Plan, which may result in limiting the allocation of stock to certain Syndicate Member Firms. It is understood that in no event shall any Syndicate Member Firm be obligated to take or purchase any Shares in the Offering.

Fees

If the Offering is consummated, the Company agrees to pay Piper Sandler for its marketing agent services a fee of (a) 1.35% of the aggregate Actual Purchase Price of all Shares sold in the Subscription Offering, plus (b) 3.0% of the aggregate Actual Purchase Price of all Shares sold in the Community Offering, excluding Shares purchased by or on behalf of (i) any employee benefit plan or trust of the Company established for the benefit of its directors, officers and employees, (ii) any director, officer or employee of the Company or members of their immediate families (whether directly or through a personal trust), and (iii) shares issued to the Company’s charitable foundation established in connection with the Conversion.

With respect to any Shares sold in the Syndicated Offering, the Company agrees to pay an aggregate fee of 5.0% of the aggregate Actual Purchase Price of all Shares sold in the Syndicated Offering.

For purposes of this letter, the term “Actual Purchase Price” shall mean the price at which the Shares are sold in the Offering. All fees payable hereunder shall be payable in immediately available funds by wire transfer at the time of the closing of the Offering. If the Offering is terminated by the Company, no marketing agent services fees shall be payable by the Company to Piper Sandler hereunder.

COSTS AND Expenses

In addition to any fees that may be payable to Piper Sandler hereunder and the expenses to be borne by the Company pursuant to the following paragraph, the Company agrees to reimburse Piper Sandler, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, legal fees and expenses, travel and syndication expenses, up to a maximum of $125,000; provided, however, that Piper Sandler shall document such expenses to the reasonable satisfaction of the Company. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification or contribution provisions of this letter.

As is customary, the Company will bear all other expenses incurred in connection with the Offering, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required FINRA filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the Shares in the various states; (iv) listing fees; (v) all fees and disbursements of the Company’s counsel, accountants, transfer agent and other advisors; and (vi) the establishment and operational expenses for the Stock Information Center (e.g., postage, telephones, supplies, temporary employees, etc.). In the event Piper Sandler incurs any such fees and expenses on behalf of the Company, the Company will reimburse Piper Sandler for such fees and expenses whether or not the Offering is consummated.

Due Diligence Review

Piper Sandler’s obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Company and its directors, officers, agents and employees as Piper Sandler and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Company agrees that, at its expense, it will make available to Piper Sandler all information that Piper Sandler reasonably requests, and will allow Piper Sandler the opportunity to discuss with the management of the Company the financial condition, business and operations of the Company. The Company acknowledges that Piper Sandler will rely upon the accuracy and completeness of all information received from the Company and its directors, officers, employees, agents, independent accountants and counsel.

To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means Piper Sandler may ask the Company and its significant shareholders or equityholders for certain identifying information and documents, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and copies of documents containing personal identifying information, and such other information or documents that Piper Sandler and its counsel consider appropriate to verify the bona fide existence of the Company (e.g., certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identities of its significant shareholders or equityholders.

Blue Sky Matters

Piper Sandler and the Company agree that the Company’s counsel shall serve as counsel with respect to blue sky matters in connection with the Offering. The Company will cause such counsel to prepare a Blue Sky Memorandum related to the Subscription and Community Offering and, if applicable, the Syndicated Offering, including Piper Sandler’s participation therein, and shall furnish Piper Sandler a copy thereof addressed to Piper Sandler or upon which such counsel shall state Piper Sandler may rely.

Confidentiality

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Piper Sandler agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the “Confidential Information”); provided, however, that Piper Sandler may disclose such information to its affiliates, partners, directors, employees, agents and advisors who are assisting or advising Piper Sandler in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term “Confidential Information” shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Piper Sandler in breach of the confidentiality obligations contained herein, (b) was available to Piper Sandler on a non-confidential basis prior to its disclosure to Piper Sandler by the Company, (c) becomes available to Piper Sandler on a non-confidential basis from a person other than the Company who is not otherwise known to Piper Sandler to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Piper Sandler without use of or reference to the Confidential Information disclosed hereunder.

The Company hereby acknowledges and agrees that the financial models and presentations used by Piper Sandler in performing its services hereunder have been developed by and are proprietary to Piper Sandler and are protected under applicable copyright laws. The Company agrees that it will not reproduce or distribute all or any portion of such models or presentations without the prior written consent of Piper Sandler.

REPRESENTATIONS

The Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by the Bank.

INDEMNIFICATION AND CONTRIBUTION

Annex A is hereby incorporated into this agreement by reference and made part of this agreement.

Definitive Agreement

Piper Sandler and the Company agree that (a) except as set forth in clause (b) below, the foregoing represents the general intention of the Company and Piper Sandler with respect to the services to be provided by Piper Sandler in connection with the Offering, which will serve as a basis for Piper Sandler commencing activities, and (b) the only legal and binding obligations of the Company and Piper Sandler with respect to the Offering (such obligations to survive any termination of this agreement) shall be (1) the Company’s obligation to reimburse costs and expenses pursuant to the section captioned “Costs and Expenses,” (2) those set forth under the captions “Confidentiality”, “Representations” and “Indemnification and Contribution,” and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription and Community Offering. Such Agency Agreement shall be in form and content satisfactory to Piper Sandler and the Company and their respective counsel and shall contain standard indemnification and contribution provisions consistent herewith.

Piper Sandler’s execution of such Agency Agreement shall also be subject to (i) Piper Sandler’s satisfaction with its investigation of the Company’s business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Piper Sandler and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Piper Sandler and its counsel, (iv) agreement that the price established by the independent appraiser is reasonable, and (v) market conditions at the time of the proposed Offering. Piper Sandler may terminate this agreement if such Agency Agreement is not entered into prior March 30, 2024.

MISCELLANEOUS

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.

[Signature page to follow.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Piper Sandler the duplicate copy of this letter enclosed herewith.

Very truly yours,

PIPER SANDLER & CO.

By:	/s/ Derek Szot
Derek Szot
Managing Director

Accepted and agreed to as of

the date first above written:

NB FINANCIAL INC.

By:	/s/ Joseph P. Campanelli
Joseph P. Campanelli
President and Chief Executive Officer

ANNEX A

The Bank agrees to, and shall cause the Holding Company to, indemnify and hold Piper Sandler and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Piper Sandler and each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the offering documents, including documents described or incorporated by reference therein, or in any other written or oral communication provided by or on behalf of the Holding Company or the Bank to any actual or prospective purchaser of the Shares or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) arising out of or based in whole or in part on any inaccuracy in the representations or warranties of the Holding Company or the Bank contained in any agency agreement, or any failure of the Holding Company or the Bank to perform its obligations thereunder or (iii) arising in any manner out of or in connection with Piper Sandler’s engagement under, or any matter referred to in, this agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided, further, that the Company will not be liable to Piper Sandler (a) to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final prospectus, or any amendment or supplement thereto, made in reliance on and in conformity with written information furnished to the Company by Piper Sandler expressly for use therein, or (b) under clause (iii) of this paragraph to the extent that it is finally judicially determined that any such loss, claim, damage, liability or expense is primarily attributable to the gross negligence, willful misconduct or bad faith of Piper Sandler. If the foregoing indemnification is unavailable for any reason other than for the reasons stated in subparagraph (a) or (b) above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Piper Sandler. The Bank further agrees, and shall cause the Holding Company to agree, that neither Piper Sandler nor any of its controlling persons, affiliates, partners, directors, officers, employees or consultants shall have any liability to the Holding Company or the Bank or any person asserting claims on behalf of or in right of the Holding Company or the Bank for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by Piper Sandler hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence, willful misconduct or bad faith of Piper Sandler.

The Bank agrees to, and shall cause the Holding Company to, notify Piper Sandler promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement. The Bank will not, and shall cause the Holding Company not to, without Piper Sandler’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the Holding Company or the Bank enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the Bank shall provide, and shall cause the Holding Company to provide, for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Piper Sandler.